EXHIBIT 99.1

SigmaTron International, Inc. Reports Third Quarter Financial Results for Fiscal 2014

ELK GROVE VILLAGE, Ill., March 12, 2014 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the third quarter ended January 31, 2014.

Revenues increased to $54.2 million for the third quarter of fiscal 2014 from $46.8 million for the same quarter in the prior year. Net income increased to $743,794 in the third fiscal quarter compared to a loss of $216,776 for the same period in the prior year. Basic and diluted earnings per share were $0.19 and $0.18 respectively, for the quarter ended January 31, 2014, compared to basic and diluted loss per share of $0.06 for the same quarter in fiscal 2013.

For the nine months ended January 31, 2014, revenues increased to $166.9 million compared to $147.1 million for the same period ended January 31, 2013. Net income for the period ended January 31, 2014 was $2,495,912 compared to net income of $172,914 for the same period in the prior year. Basic and diluted earnings per share for the nine months ended January 31, 2014, were $0.63 and $0.62, respectively, compared to basic and diluted earnings per share of 0.04 for the nine months ended January 31, 2013.

Commenting on SigmaTron's third quarter fiscal 2014 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, "While SigmaTron posted a positive diluted earnings per share for the third fiscal quarter, we were disappointed with our overall results. The positive earnings were entirely attributable to changes in deferred tax items as a result of new legislation enacted in Mexico. My disappointment is reflected in the fact that we posted a pre-tax loss of $130,182 for the third quarter.

"Our revenue for the third quarter was slightly less, 4.2% less, than the prior quarter. The decline appears to be primarily attributable to an adjustment by our customers of their production schedules related to year-end inventory levels and, in some cases, softer sales, and secondarily attributable to customary year-end calendar holidays and the Lunar New Year holiday in Asia. The lower revenue resulted in a pre-tax operating loss for the quarter.

"On a positive note, we continue to build our partnerships with our current customers and have added several new customers that we believe will positively impact fiscal 2015. Our modest expansion plans continue on-track and we continue to build infrastructure to support future growth. Our Elk Grove Village, Illinois plant achieved medical ISO 13485 certification during the third quarter, which we believe will open up new opportunities and markets for them.

"The pricing pressures tied to the nature of the economy continue. On a macro level, Gross Domestic Product for the fourth quarter for the United States was once again revised downward and numerous reports indicate the Chinese economy is slowing. All signs are that the economy will continue to be volatile and choppy for the short-term. However we believe we remain well positioned to leverage our strengths as we pursue new opportunities and grow the Company. We will also continue to manage the Company consistent with the economy we find ourselves competing in."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth, including its integration of the Spitfire operation acquired in May 2012. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow...

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2014	2013	2014	2013

Net sales	$54,175,196	$46,758,568	$166,918,544	$147,117,192

Cost of products sold	49,357,816	42,636,191	149,816,620	132,885,747

Gross profit	4,817,380	4,122,377	17,101,924	14,231,445

Selling and administrative expenses	4,725,540	4,380,524	14,420,852	13,725,684

Operating income (loss)	91,840	(258,147)	2,681,072	505,761

Other expense	222,022	220,977	621,104	626,184

(Loss) Income from operations before income tax	(130,182)	(479,124)	2,059,968	(120,423)

Income tax (benefit) expense	(873,976)	(262,348)	(435,944)	(293,337)

Net income (loss)	$743,794	($216,776)	$2,495,912	$172,914

Net income (loss) per common share - basic	$0.19	($0.06)	$0.63	$0.04

Net income (loss) per common share - assuming dilution	$0.18	($0.06)	$0.62	$0.04

Weighted average number of common equivalent shares outstanding - assuming dilution	4,088,695	3,930,402	4,055,898	3,995,678

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2014	2013

Assets:

Current assets	$83,481,224	$78,939,507

Machinery and equipment-net	32,792,293	28,567,052

Intangibles	5,689,232	5,949,434
Goodwill	3,222,899	3,222,899
Other assets	783,171	910,025

Total assets	$125,968,819	$117,588,917

Liabilities and stockholders' equity:

Current liabilities	$36,783,638	$38,129,159

Long-term obligations	34,535,248	27,476,027

Stockholders' equity	54,649,933	51,983,731

Total liabilities and stockholders' equity	$125,968,819	$117,588,917
CONTACT: For Further Information Contact:
         SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095